EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
HEALTH CARE REIT, INC.
     Health Care REIT, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That at a meeting of Board of Directors of the Corporation resolutions were duly adopted setting forth the proposed amendments to the Second Restated Certificate of Incorporation of the Corporation, declaring the amendments to be advisable and calling for the amendments to be submitted for the approval of the Corporation’s stockholders at the annual meeting of stockholders. Section 4 of the Second Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:
The number of shares that the Corporation is authorized to issue and have outstanding is 450,000,000, consisting of 400,000,000 shares of common stock with par value of $1.00 per share (hereinafter referred to as the “Common Stock”), and 50,000,000 shares of preferred stock with par value of $1.00 per share (hereinafter referred to as the “Preferred Stock”), which Preferred Stock may be issued in one or more series and shall have the terms and conditions specified in a resolution or resolutions to be adopted by the Board of Directors of the Corporation.
     SECOND: That thereafter, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.
     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendments.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Erin C. Ibele, Senior Vice President-Administration and Corporate Secretary and an authorized officer of the Corporation, this 5th day of May 2011.

By:	/s/ Erin C. Ibele
Erin C. Ibele
Senior Vice President-Administration and Corporate Secretary